TRANSITION AGREEMENT

BY AND AMONG

EON COMMUNICATIONS CORPORATION

EON COMMUNICATIONS SYSTEMS, INC.

CORTELCO SYSTEMS HOLDING CORP.

AND

CORTELCO, INC.

Dated as of December 17, 2013

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into on December 17, 2013, by and among eOn Communications Corporation, a Delaware corporation (“eOn”), eOn Communications Systems, Inc., a Delaware corporation and wholly owned subsidiary of eOn (“eOn Sub”), Cortelco Systems Holding Corp., a Delaware corporation and wholly-owned subsidiary of eOn (“Cortelco Holding”) and Cortelco, Inc., a Delaware corporation and wholly-owned subsidiary of Cortelco Holding (“Cortelco”).

WITNESSETH:

WHEREAS, the Board of Directors of eOn has determined that it is fair to and in the best interests of eOn and its stockholders to establish a merger subsidiary (“Merger Sub”) for the purpose of such subsidiary to be merged with and into Inventergy, Inc., a Delaware corporation (“Inventergy”), with Inventergy continuing as the surviving entity in the merger (the “Merger”), upon the terms and subject to the conditions set forth in that certain merger agreement by and among eOn, Merger Sub, and Inventergy (the “Merger Agreement”); and

WHEREAS, a condition to the completion of the Merger is that eOn, eOn Sub, Cortelco Holding, and Cortelco have entered into and completed the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

Article I.

transfers of assets and assumption of liabilities

Section 1.01         Transfer of Assets and Assumption of Liabilities Between eOn and eOn Sub

(a)          On the Closing Date, eOn shall sell, convey, assign, and transfer possession of all right, title, and interest of eOn in and to the following assets (collectively the “eOn Transferred Assets”) to eOn Sub:

(i)          $850,000 in immediately available funds;

(ii)         that certain agreement by and between PiOn, Inc., a New Hampshire corporation (“PTD”) and eon (the “PTD Agreement”); and

(iii)        the other assets listed on Schedule 1.01(a) attached hereto.

(b)          On the Closing Date, eOn Sub shall assume, and thereafter honor and fully and timely, pay, perform and discharge, when due, all obligations arising under the PTD Agreement and the other liabilities listed on Schedule 1.01(b) attached hereto (collectively, the “eOn Liabilities”).

Section 1.02         Transfer of Assets and Assumption of Liabilities Between Cortelco and eOn Sub.

(a)          On the Closing Date, Cortelco shall sell, convey, assign, and transfer possession of all right, title, and interest of Cortelco in and to the following assets (collectively the “Cortelco Transferred Assets”) to eOn Sub:

(i)          that certain Exclusive Purchase and Sale/Licensing Agreement between Actuator Systems, LLC and Cortelco dated as of March 18, 2013 (the “Actuator Agreement”);

(ii)         that certain Master Purchase and Sale/Licensing Agreement between 2N USA, LLC and Cortelco dated as of August 17, 2012, as modified by that certain addendum dated as of July 7, 2013 (the “2N Agreement”);

(iii)        all inventory purchased by Cortelco from Actuator Systems, LLC and 2N USA, LLC owned by Cortelco as of the Closing Date (the “Transferred Inventory”); and

(iv)         the equipment and other assets listed on Schedule 1.02(a) attached hereto.

(b)          On the Closing Date, eOn Sub shall assume, and thereafter honor and fully and timely, pay, perform and discharge, when due, all obligations arising under the Actuator Agreement and the 2N Agreements on and after the Closing Date (the “Line Agreement Liabilities”).

(c)          On the Closing Date eOn shall cause eOn Sub to pay to Cortelco, in immediately available funds, an amount equal to the book value of the Transferred Inventory, as reflected on the books and records of Cortelco as of the Closing Date.

Section 1.03         Transfer of Assets and Assumption of Liabilities Between eOn and Cortelco Holding.

(a)          Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), eOn shall sell, convey, assign, and transfer possession of all right, title, and interest of eOn in and to the following assets (collectively the “eOn Transferred Assets”) to Cortelco Holding:

(i)          501,382 shares of common stock of Cortelco Systems Puerto Rico, Inc. (“CSPR”), which constitutes all of the shares of stock owned by eOn in CSPR;

(ii)         a four percent (4%) ownership interest in Symbio Investment Corporation BVI (“Symbio”), which constitutes all of eOn’s ownership interest in Symbio, and an assignment of that certain written agreement executed by David S. Lee dated August 20, 2007 granting an option to eOn to sell to Mr. Lee the Symbio investment (the “Put Option”); and

(iii)        any cash in excess of the amounts specified to be retained by eOn and its subsidiaries as of the Closing Date in the Merger Agreement (“Excess Cash”).

(b)          In consideration of the transfer of the eOn Transferred Assets, Cortelco Holding agrees to assume and be solely responsible for any future liability arising under (i) that certain note payable to David Lee in the amount of $185,511; (ii) the Contingent Note (as defined below); and (ii) any third party claims asserting that eOn or eOn Sub is liable as a successor in interest as a result of eOn’s predecessors in interest selling products that contained asbestos, as set forth in the indemnity agreement, a form of which is attached hereto as Exhibit 1.03 (the “Indemnity Agreement”). In addition, effective on the Closing Date, any amounts reflected as intercompany liabilities owed by eOn to Cortelco Holding shall be cancelled and eOn shall have no further obligation with respect to such intercompany liabilities from and after the Closing Date.

Article II.

OTHER AGREEMENTS

Section 2.01         Note Redemption. Pursuant to that certain note redemption agreement, a form of which is attached hereto as Exhibit 2.01 (the “Redemption Agreement”) by among eOn, Cortelco Holding, and the representative of those persons who hold an interest in that certain contingent note (the “Noteholders”) issued by eOn and Cortelco Holding in the original maximum amount of $11,000,000 dated as of April 1, 2009 (the “Contingent Note”), on the Closing Date, eOn and Cortelco Holding shall redeem the Contingent Note in full in consideration of (i) the payment of $300,000 cash payment by Cortelco Holding to the Noteholders (which $300,000 will be distributed by Cortelco to Cortelco Holding on or before the Closing Date) and (ii) the transfer of the shares of Cortelco Holding owned by eOn to the Noteholders, as set forth in the Redemption Agreement.

Section 2.02         Affected Employees. As of the date of this Agreement, the employees and independent contractors of the parties listed below provide services in relation to certain of the assets being transferred pursuant to this Agreement (the “Affected Employees”). The parties agree that effective as of the Closing Date, either eOn Sub or Cortelco, as specified below, will assume and be responsible for all compensation, expense, and other employment-related liabilities arising after the Closing Date with respect to each Affected Employee as follows:

(a)          Stephen Swartz. eOn Sub will employ Mr. Swartz, with such employment to commence immediately after the Closing Date pursuant to an employment agreement to be entered into among eOn Sub Inventergy, and Mr. Swartz, and Mr. Swartz shall resign from employment with eOn and Cortelco effective as of the Closing Date. eOn Sub agrees to assume and be responsible for all employment expenses and liabilities arising from the employment of Mr. Swartz after the Closing Date and neither eOn nor Cortelco shall have any obligation or expense relating to Mr. Swartz’s employment after the Closing Date.

(b)          Gary Schaefer. eOn Sub will employ Mr. Schaefer, with such employment to commence immediately after the Closing Date and Mr. Schaefer shall resign from employment with eOn and Cortelco effective as of the Closing Date. eOn Sub agrees to assume and be responsible for the severance agreement between eOn and Mr. Schaefer (“Schaefer Agreement”) and all other employment expenses and liabilities arising from the employment of Mr. Schaefer after the Closing Date and neither eOn nor Cortelco shall have any obligation or be liable for any expense relating to Mr. Schaefer’s employment or any severance pursuant to the Schaefer Agreement after the Closing Date.

(c)          John Caldwell. The independent contractor agreement between Cortelco and Mr. Caldwell shall be terminated as of the Closing Date, and eOn Sub and Mr. Caldwell shall enter into a new independent contract agreement effective immediately after the Closing Date (the “Caldwell Agreement”). eOn Sub hereby agrees to assume and be responsible for all expenses and liabilities arising under the independent contractor agreement after the Closing Date and Cortelco shall have no obligation or expense relating to Mr. Caldwell’s independent contractor agreement after the Closing Date.

(d)          Laurie Schnabl. Cortelco will employ Ms. Schnabl, with such employment to commence immediately after the Closing Date and Ms. Schnabl shall resign from employment with eOn as of the Closing Date. Cortelco agrees to assume and be responsible for all employment expenses and liabilities arising from the employment of Ms. Schnabl after the Closing Date and eOn shall have no obligation or expense relating to Ms. Schnabl’s employment after the Closing Date.

Section 2.03         Fulfillment Services. In connection with the transfers of the assets contemplated by this Agreement, Cortelco agrees to provide certain transition services on behalf of eOn Sub after the Closing Date on the terms and conditions of that certain fulfillment services agreement, a form of which is attached hereto as Exhibit 2.03 (the “Fulfillment Services Agreement”).

Section 2.04         Tax Sharing. To the extent allowed under law, any potential tax benefit to eOn from losses in prior years remains solely with eOn to be used as eOn may, in its sole discretion, see fit.

Article III.
CLOSING; TERMINATION

Section 3.01         Closing; Closing Date. Unless this Agreement shall have been terminated in accordance with Section 3.03, the completion of the transactions contemplated hereby (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of each document listed in Section 3.02 and shall be effective immediately prior to the Effective Date (as defined in the Merger Agreement) (the “Closing Date”). On the Closing Date, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

Section 3.02         Closing Deliveries. The Closing is conditioned upon the parties delivering the following on or prior to the Closing Date:

(a)          transfer by eOn to eOn Sub of immediately available funds in the amount of $850,000, and the subsequent transfer by eOn Sub to Cortelco of immediately available funds in an amount equal to the book value as of the Closing Date of the Transferred Inventory;

(b)          a bill of sale executed by eOn transferring the eOn Transferred Assets;

(c)          an executed assignment and assumption agreement executed by eOn and eOn Sub assigning the eOn Transferred Assets and assuming the eOn Liabilities and the Schaefer Agreement, together with the consent of PTD, if required for the assignment of the PTD Agreement;

(d)          a bill of sale executed by Cortelco transferring the Cortelco Transferred Assets;

(e)          an executed assignment and assumption agreement executed by Cortelco and eOn Sub assigning the Actuator Agreement and the 2N Agreement and assuming the Line Agreement Liabilities, together with the consent of Actuator and 2N if required;

(f)          an executed Note Redemption Agreement, together with the following closing deliveries as contemplated by the Note Redemption Agreement;

(i)          transfer by Cortelco to Cortelco Holding of immediately available funds in the amount of $300,000 and the subsequent transfer by Cortelco Holding to the Noteholders specified on Appendix A of the Note Redemption Agreement of either immediately available funds or checks in the aggregate amount of $300,000;

(ii)         delivery by eOn to the Noteholders specified on Appendix A of the Note Redemption Agreement of stock certificates and executed stock powers transferring all the shares of Cortelco Holding to such Noteholders;

(iii)        delivery by each Noteholder receiving shares of Cortelco Holding stock of an executed Stock Agreement (as defined in the Note Redemption Agreement);

(g)          an executed Fulfillment Services Agreement;

(h)          delivery by eOn to Cortelco Holding of stock certificates, along with executed stock powers or other written assignments or transfer documents transferring the eOn Transferred Assets to Cortelco Holding together with the transfer in immediately available funds of Excess Cash, if any;

(i)          an executed Indemnity Agreement; and

(j)          eOn and Cortelco shall have received the resignations of each Affected Employee as set forth pursuant to Section 2.02 above.

Section 3.03         Termination. This Agreement shall automatically terminate and be of no further force and effect in the event the Merger Agreement is terminated prior to the Effective Time (as such term is defined in the Merger Agreement).

Article IV.

Representations and Warranties

Each party to this Agreement represents to each other party as follows:

Section 4.01         Organization, Standing. It is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement, and to carry out the terms hereof and thereof. It is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, business operations, results of its operations or prospects taken as a whole and/or prevent the completion of the transactions contemplated hereby (a “Material Adverse Effect”).

Section 4.02         Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement has been duly authorized by its Board of Directors and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been validly and appropriately taken.

Section 4.03         Compliance with Laws and Instruments. Its business and operations have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a Material Adverse Effect. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement: (a) will not cause it to violate or contravene (i) any provision of applicable law, (ii) any rule or regulation of any agency or government having jurisdiction over it or its property or assets, (iii) any order, judgment or decree of any court applicable to it or its property or assets, or (iv) any provision of its Certificate of Incorporation or Bylaws, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which it is a party or by which it or any of its properties is bound or affected, except (i) as to which it may obtain a consent which will have been obtained on or prior to the Closing Date and (ii) as would not have a Material Adverse Effect and (c) will not result in the creation or imposition of any lien upon any property or asset of it. It is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not have a Material Adverse Effect.

Section 4.04         Binding Obligations. This Agreement constitute the legal, valid and binding obligations of it and are enforceable against it in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.05         Title to Property. It has good, valid and indefeasible marketable title to the assets being transferred pursuant to this Agreement, and none of such assets are subject to any encumbrances or liens.

Article V.

MISCELLANEOUS

Section 5.01         Further Assurances. From time to time, from and after the Closing Date, as and when reasonably requested by a party hereto, the proper officers and directors of each party shall execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as any party hereto or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the transferee title to and possession of the properties, rights, privileges, powers, franchises and immunities contemplated to be transferred pursuant to this Agreement or otherwise to carry out fully the provisions and purposes of this Agreement.

Section 5.02         Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

Section 5.03         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, and any assignment without such consent shall be null and void.

Section 5.04         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware.

Section 5.05         Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.06         Entire Agreement. This Agreement and the documents or instruments referred to herein, including any schedules and exhibits attached hereto which schedules and exhibits are incorporated herein by reference embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the parties with respect to such subject matter.

Section 5.07         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 5.08         Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

Section 5.09         Other Expenses. The parties hereby acknowledge and agree that the expenses associated with the Merger shall be borne by Cortelco, and paid on or before the Closing Date, except for such expenses that Inventergy has agreed to pay pursuant to the Merger Agreement. Except as provided in this Agreement, the Fulfillment Agreement and the Indemnity Agreement, each party shall bear their own expenses.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

EON COMMUNICATIONS CORPORATION

By:	/s/David S. Lee
Name: David S. Lee
Title: Chairman

EON COMMUNICATIONS SYSTEMS, INC.

By:	/s/David S Lee
Name: David S. Lee
Title: Chairman

CORTELCO SYSTEMS HOLDING CORP.

By:	/s/ Stephen Swartz
Name: Stephen Swartz
Title: Principal Executive Officer

CORTELCO, INC.

By:	/s/ Stephen Swartz
Name: Stephen Swartz
Title: Principal Executive Officer

exhibit 1.03
form of INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) is made and entered into this ____ day of _____________, 2014 (the “Effective Date”) by and between eOn Communications Corporation, a Delaware corporation (“eOn”) and Cortelco Systems Holding Corp., a Delaware corporation (“Cortelco Holding”).

recitals

WHEREAS, eOn and Cortelco are parties to that certain Transition Agreement by and among eOn, Cortelco Holding, eOn Subsidiary, Inc., and Cortelco, Inc. dated as of December 17, 2013 (the “Transition Agreement”); and

WHEREAS, the Transition Agreement requires the parties hereto to enter into this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the Transition Agreement provisions and the covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.          Indemnification. Cortelco Holding shall indemnify eOn and all its affiliates, agents, shareholders, subsidiaries, successors in interest and permitted assigns and their respective directors, officers, employees, agents and controlling persons (eOn and each such person being a "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs, and reasonable expenses (including counsel fees) (collectively, "Losses") to which such Indemnified Party may become subject under any applicable law, or otherwise, and related to, arising out of, or in connection with (i) any alternative minimum taxes and one-half of any other federal or state income taxes that are incurred after the application of any available net operating losses of eOn as a result of the redemption of that certain contingent note issued by Cortelco Holding and eOn in the maximum principal amount of $11,000,000 dated as of April 1, 2009 (the “Contingent Note”); (ii) any claims arising from any third parties in connection with the redemption of the Contingent Note (except for the matters covered in subsection(i) above); and (ii) any pending or future claim by a third party that eOn is liable because one or more predecessors in interest of eOn allegedly sold products containing asbestos (an “Asbestos Claim”); or otherwise related to any pending or future claim against eOn related to products or services sold by Cortelco or any of its subsidiaries (collectively, the "Indemnifiable Matters"), and will reimburse each Indemnified Party for all Losses as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Cortelco Holding or its affiliates; provided, however, that Cortelco Holding will not be responsible for any liability or obligation under this paragraph in respect of any loss, claim, damage, liability or expense found in a final unappealable judgment by a court of competent jurisdiction to have resulted solely from an Indemnified Party's bad faith, willful or criminal acts, and provided further that in no event shall Cortelco Holding be liable for any claim relating to products sold by or on behalf of eOn after the Effective Date hereof.

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2.          Indemnification Procedure. Upon receipt by an Indemnified Party of actual notice of an action against such Indemnified Party with respect to which indemnity may be sought, such Indemnified Party shall promptly notify Cortelco Holding in writing; provided that failure so to notify Cortelco Holding will not relieve Cortelco Holding from any liability which Cortelco Holding may have on account of this indemnity or otherwise, except to the extent Cortelco Holding will have been materially prejudiced by the failure to be notified. Cortelco Holding will, if requested by the Indemnified Party, assume the defense of any action including the employment of counsel reasonably satisfactory to the Indemnified Party. Any Indemnified Party has the right to employ separate counsel in any action and participate in the defense. The reasonable and documented fees of such separate counsel will be paid by Cortelco Holding only if (i) Cortelco Holding has failed to assume the defense and to employ counsel or (ii) the special counsel reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Cortelco Holding not advisable, and Cortelco Holding has failed, after written notice, to promptly rectify such conflict of interest. Cortelco Holding will not be liable for the fees and expenses of more than one separate counsel for all Indemnified Parties in connection with any one action or separate but similar related actions in the same jurisdiction arising out of the same general allegations or circumstances. Cortelco Holding will not be liable for any settlement of any action (or for any related losses, damages, liabilities or expenses) effected by an Indemnified Party without such Indemnifying Party’s written consent.

3.          Settlements. Each Indemnifying Party agrees that, without the Cortelco Holding’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any action related to an Indemnifiable Matter unless the settlement, compromise or consent also includes an express unconditional release of all Indemnified Parties from all liability and obligations arising there from.

4.          Contribution. If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, Cortelco Holding agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (a) in such proportion as is appropriate to reflect the relative benefits to Cortelco Holding and the Indemnified Party, and the relative fault of Cortelco Holding and the Indemnified Party, as well as any other relevant equitable considerations.

5.          Appearance as a Witness. If an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Cortelco Holding or its affiliates in which the other party is not named as a defendant, Cortelco Holding will reimburse the Indemnified Party for all reasonable expenses incurred in connection with such party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

6.          Miscellaneous.

(a)          This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

(b)          Any party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties by such other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(c)          All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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if to eOn, to:

eOn Communications Corporation

_________________________

_________________________

Facsimile:

E-mail:

if to Cortelco Holding, to:

Cortelco Systems Holding Corp.

1703 Sawyer Road

Corinth, Mississippi 38829

Attention: James Hopper

Facsimile:

E-mail: hopper@cortelco.com

(d)          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

(e)          This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware.

(f)          Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

(g)          his Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h)          This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the parties with respect to such subject matter.

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(i)          In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(j)          Except for the rights of the Indemnified Parties pursuant to this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EON COMMUNICATIONS CORPORATION

By:
Name:
Title:

CORTELCO SYSTEMS HOLDING CORP.

By:
Name:
Title:

EXHIBIT 2.01

FORM OF NOTE REDEMPTION AGREEMENT

This NOTE REDEMPTION AGREEMENT (this “Agreement”) is made as of the ___ day of ______, _____ (the “Agreement Date”), by and among Cortelco Systems Holding Corp., a Delaware corporation ("Cortelco"), eOn Communications Corporation, a Delaware corporation ("eOn"), and _________________("Stockholders Representative").

RECITALS:

WHEREAS, pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger among eOn, Cortelco, and Cortelco Systems Holding, LLC ("Acquisition Subsidiary") dated as of December 12, 2008 (the "Merger Agreement"), Acquisition Subsidiary and eOn issued that certain contingent note dated April 1, 2009 in the original maximum principal amount of $11,000,000 to the Stockholders Representative (the "Contingent Note");

WHEREAS, pursuant to the merger of Cortelco and Acquisition Subsidiary (the "Merger"), Cortelco assumed all liabilities of Acquisition Subsidiary as the corporation surviving the Merger, including Acquisition Subsidiary's obligations arising under the Contingent Note;

WHEREAS, pursuant to the terms of the Stockholders Representative Agreement between Cortelco and the Stockholders Representative dated as of April 1, 2009 (the "Representative Agreement"), the Stockholders Representative has the authority to serve as agent, proxy, and attorney-in-fact for each person who was a stockholder of Cortelco as of the effective time of the Merger (each, a "Cortelco Stockholder") for all purposes relating to the Merger Agreement, including entering into this Agreement; and

WHEREAS, Cortelco and eOn desire to redeem the Contingent Note in full and the Stockholders Representative has agreed to such redemption for the consideration and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Seller hereby agree as follows:

1.          Redemption of Note; Redemption Price. At Closing (as defined below), the Contingent Note will be redeemed in full for a purchase price equal to (i) the transfer of all of the outstanding shares of Cortelco stock owned by eOn to certain of the Cortelco Stockholders, as listed on Appendix A attached hereto; and (ii) payment of immediately available funds or one or more checks in the aggregate amount of three hundred thousand dollars ($300,000) paid to certain of the Cortelco Stockholders as listed on Appendix A attached hereto (collectively, the "Redemption Price"). The Cortelco Stockholders who are not listed on Appendix A are not entitled to any payments under the Contingent Note and are not entitled to receive any portion of the Redemption Price because such persons never returned their transmittal materials or surrendered their shares of Cortelco stock in accordance with Section 2.6 of the Merger Agreement. Upon payment of the Redemption Price to the Cortelco Stockholders listed on Appendix A, the Contingent Note shall be cancelled and neither eOn nor Cortelco shall have any further obligations arising therefrom. The parties agree to treat the redemption of the Contingent Note as a purchase price adjustment with respect to the Merger Agreement as contemplated by Section 108(e)(5) of the Internal Revenue Code of 1986, as amended.

2.          Closing; Termination. The closing of the transactions contemplated hereby shall take place on the date and time as may be agreed upon among the parties hereto, subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 6 below, at the offices of eOn, or by facsimile or other electronic means (such closing being called the “Closing” and such date and time being called the “Closing Date”). This Agreement shall terminate and be without further force and effect if the Closing shall not have occurred on or prior to June 30, 2014, or such later date as may be mutually agreed to by the parties hereto.

3.          Stockholders Representative Representations and Warranties. As of the Agreement Date and the Closing Date, Stockholders Representative represents and warrants that (a) Stockholders Representative has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Stockholders Representative in connection with the consummation of the transactions contemplated by this Agreement; (b) this Agreement constitutes the legal, valid, and binding obligation of Stockholders Representative enforceable in accordance with its terms; and (c) the Stockholders Representative has not resigned or otherwise ceased to serve in the capacity of representative of the Cortelco Stockholders pursuant to the Representative Agreement.

4.          eOn and Cortelco Representations and Warranties. As of the Agreement Date and the Closing Date, each of eOn and Cortelco represents and warrants to the Stockholders Representative that: (a) it has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated by this Agreement; and (b) this Agreement constitutes the legal, valid, and binding obligation of it enforceable in accordance with its terms.

5.          Communication with Cortelco Stockholders.

(a)          Within five business days after the execution of this Agreement, the Stockholders Representative shall send to each Cortelco Stockholder listed on Appendix A the following documents: (i) a letter in substantially the form attached hereto as Appendix B, (ii) a copy of this Agreement, (iii) a copy of the Form 8K filed by eOn with the Securities and Exchange Commission on December ___, 2013, and (iv) with respect to the Cortelco Stockholders listed on Appendix A that will receive shares of Cortelco stock in consideration of the redemption of the Contingent Note, an agreement in the form attached hereto as Appendix C (a "Stock Agreement").

(b)          Stockholders Representative shall promptly advise eOn and Cortelco of any correspondence or other communications received by the Stockholders Representative from Cortelco Stockholders relating to the matters set forth herein.

6.          Conditions to Closing. The obligation of each party hereto to complete the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a)          each Cortelco Stockholder that will receive shares of Cortelco stock as their portion of the Redemption Price as reflected on Appendix A shall have executed and delivered a Stock Agreement, and the representations and warranties set forth in such Stock Agreement shall be true and correct with respect to each such Cortelco Stockholder as of the date when made and as of the Closing Date as though made at that time;

(c)          the merger between eOn and Inventergy, Inc. shall have been scheduled for closing and all conditions to the consummation of the merger between eOn and Inventergy, Inc. either shall have been satisfied or shall be reasonably expected to be satisfied by the date scheduled for the completion of such transaction; and

(d)          the representations and warranties of each other party hereto shall be true and correct as of the date when made and as of the Closing Date as though made at that time, and such party shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such party at or prior to the Closing Date.

7.          General Release. Effective as of the Closing, Stockholders Representative, in his capacity as agent and attorney-in-fact on behalf of the Cortelco Stockholders, hereby releases, remises and forever discharges eOn, Cortelco, their subsidiaries, any and all of their directors, officers, shareholders, employees, agents, and representatives, or their permitted assigns or successors, jointly and severally, of and from any and all actions, suits, debts, claims and demands of any kind whatsoever, in law or in equity, which the Cortelco Stockholders ever had, now has, or may in the future have, or which any and all of each Cortelco Stockholders' heirs, executors, administrators, successors or assigns hereafter can, shall or may have, for or by reason of any cause, matter or thing whatsoever, at or from any date prior to and including the Closing Date.

8.          Entire Agreement; Terms and Modifications. The terms and conditions set forth herein constitute the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and replace all other agreements, conditions or representations, oral or written, express or implied, concerning the subject matter hereof. This Agreement may not be amended or modified without prior written approval signed by each of the parties hereto.

9.          Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision by its severance herefrom.

10.         Governing Law. This Agreement shall be deemed to have been executed in the State of Delaware and the rights and liabilities of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any state's choice of law provisions.

11.         Assignment; Binding. No party may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

12.         Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation hereof.

13.         Counterparts. This Agreement may be executed in any number of copies and in separate counterparts, each of which copies when so executed shall be deemed to be an original and all of which counterparts for any single copy taken together shall constitute one and the same agreement. Signatures forwarded via facsimile or electronic mail shall constitute an original signature and shall be binding upon any party so executing.

(SIGNATURE PAGE TO FOLLOW.)

IN WITNESS WHEREOF, eOn, Cortelco, and the Stockholders Representative have executed this Agreement as of the Agreement Date.

EON:	CORTELCO:

eOn Communications Corporation	Cortelco Systems Holding Corp.

By:	By:
Name: Stephen Swartz	Name: Stephen Swartz
Title: Principal Executive Officer	Title: Principal Executive Officer

STOCKHOLDERS REPRESENTATIVE:

EXHIBIT 2.03
FORM OF FULFILLMENT SERVICES AGREEMENT

THIS FULFILLMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into on ______________, 2014 (the “Effective Date”), by and between eOn Subsidiary, Inc., a Delaware corporation (“eOn Sub”) and Cortelco, Inc., a Delaware corporation (“Cortelco”).

WITNESSETH:

WHEREAS, eOn Sub and Cortelco are parties to that certain Transition Agreement by and among eOn Communications Corporation (“eOn”), Cortelco Systems Holding Corp., eOn Sub and Cortelco dated as of December 17, 2013 (the “Transition Agreement”); and

WHEREAS, the Transition Agreement requires the parties hereto to enter into this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

Article I.
FULFILLMENT SERVICES

Pursuant to the terms hereof, Cortelco will provide the following services on behalf of eOn Sub during the Term (as defined below) of this Agreement (collectively, the “Fulfillment Services”).

Section 1.01         Continuation of Existing Services. In so far as Cortelco has been providing various services in conjunction with the (i) that certain Exclusive Purchase and Sale/Licensing Agreement between Actuator Systems, LLC and Cortelco dated as of March 18, 2013 (the “Actuator Agreement”); (ii) that certain Master Purchase and Sale/Licensing Agreement between 2N USA, LLC and Cortelco dated as of August 17, 2012, as modified by that certain addendum dated as of July 7, 2013 (the “2N Agreement”), and (iii) that certain agreement by and between PiOn, Inc., a New Hampshire corporation (“PTD”), and eOn (the “PTD Agreement” and together with the Actuator Agreement and the 2N Agreement, the “Lines”), the parties hereby agree that Cortelco will continue to provide all equivalent services on behalf of eOn Sub as set forth herein with the following exceptions: (1) Cortelco sales people will no longer actively sell the products under the Lines (the “Products”); (2) eOn Sub will be responsible for sales and marketing activities related to the Products; (3) eOn Sub will be responsible for the purchase of the Products from the original supplier; and (4) to the extent significant commonality will exist between eOn Sub and Cortelco customers, when presenting the Products to customers and prospective customers, eOn Sub personnel will, whenever appropriate, actively promote Cortelco as well as eOn Sub products and the parties will agree upon equitable compensation to eOn Sub for such promotion.

Section 1.02         Existing Distributor Relationships. To the extent sales of the Products prior to the Effective Date take place in connection with a written or oral agreement or preexisting course of conduct between Cortelco and a given distributor, as eOn Sub’s agent, Cortelco will continue to accept purchase orders from, ship product to, invoice and collect payment from such distributors in the same manner as Cortelco has done prior to the Effective Date. Cortelco shall make all necessary contact information related to the sale of Products to Cortelco distributors available to eOn Sub. Cortelco agrees to assist eOn Sub with the communication of information such as pricing and part numbers to distributors.

Section 1.03         New Customers for the Products. eOn Sub may, at its sole discretion, elect to sell the Products to new distributors or customers and Cortelco will provide the same or equivalent services on behalf of eOn Sub to such distributors or customers as it has been with respect to distributors prior to the Effective Date.

Section 1.04         Customer Service. Cortelco will accept purchase orders for the Products, assist with inquiries concerning part numbers, provide order status, price quotes and other customer service functions as it has done prior to the Effective Date. Cortelco will also handle returns, warranty verification and warranty repairs in the same manner it has done prior to the Effective Date. eOn Sub shall appoint an individual to act as eOn Sub’s liaison with Cortelco customer service and Cortelco shall provide any information related to the products as may be required, by way of example, but not limited to, Point of Sale information provided to Cortelco by distributors or other customers, sales leads, status of pending orders and inventory status.

Section 1.05         Technical Support. In so far as Cortelco personnel already have a certain level of technical knowledge of the Products, and will have to maintain a certain level of technical knowledge of the Products in order to provide eOn Sub with the services contemplated herein, Cortelco will make a good faith effort to answer any technical questions it may receive directly from a distributor or other customer. Technical questions or problems that cannot be readily resolved by Cortelco will be escalated to eOn Sub and eOn Sub will be responsible for any technical issues relating to the 2N Agreement.

Section 1.06         Product Prices. eOn Sub will set the price at which the Products are sold to any given distributor or other customer. Cortelco will cooperate with eOn Sub in the implementation and enforcement of pricing policies including any special pricing such as demo units, promotions or B-stock.

Section 1.07         Inventory. eOn Sub will issue purchase orders directly to the Product suppliers with a copy to Cortelco. Products shipped to Cortelco will be received, warehoused, shipped to customers and in general managed in the same manner that Cortelco would manage its own inventory.

Section 1.08         Ownership of Products. The parties recognize and agree that the Products purchased pursuant to the Actuator Agreement and 2N Agreement are owned by eOn Sub, and the inventory and certain other assets specified in the PTD Agreement are owned by PTD. Cortelco has no ownership nor claim to such Products. eOn Sub expressly reserves the right to exercise its rights under the PTD Agreement to encumber PTD assets in the event PTD fails to pay any amount due eOn Sub in accordance with the agreement between eOn and PTD and Cortelco agrees to cooperate with eOn Sub in this regard. Cortelco will, at its own expense, ensure that all Products, including products and other equipment related to the PTD Agreement, are at all times insured for their full value and name eOn Sub as the insured party.

Section 1.09         Accounts Receivable; Collection of Amounts Owed. Cortelco will invoice and collect payment for sales of the Products as part of the fulfillment services provided to eOn Sub and remit payment to eOn Sub for any given calendar month, no later than the 20th day of the following month. Cortelco is not liable for any amounts not paid by third parties invoiced by Cortelco, and shall only be obligated to deliver to eOn Sub amounts actually collected and received from third parties in payment for the Products.

Section 1.10         Incentive Programs. Any amounts which may be payable to distributors in connection with incentive programs for the Products on and after the Effective Date shall be determined by and payable by eOn Sub to any such distributors.

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Section 1.11         Maintenance of Insurance. Cortelco agrees, at its own expense, to ensure the Products are at all times insured for their full replacement value and will name eOn Sub as the insured party. In addition, Cortelco agrees to, at its own expense, maintain insurance against loss of business related to the Products in the amount of one million dollars per month in the event of a catastrophe event at Cortelco’s facility which would result in lost revenue to eOn Sub. Cortelco will name eOn Sub as the insured party.

Section 1.12         Reporting. Cortelco agrees to provide eOn Sub with any reasonable and necessary sales, inventory, financial or other reports as may be necessary to the operation of eOn Sub’s business, as necessary to comply with the provisions of the PTD Agreement, the Actuator Agreement and the 2N Agreement, and to confirm and reconcile all financial transactions between the parties pursuant to this Agreement.

Section 1.13         Schnabl. Cortelco agrees that Laurie Schnabl will continue to be responsible for providing the services provided for under the PTD Agreement as of the Effective Date. In the event Cortelco determines to terminate or re-assign Ms. Schnabl, Cortelco will provide eOn Sub at least 15 days prior notice of such termination or re-assignment and cooperate with eOn Sub in putting an administrative alternative in place appropriate to the level of the then ongoing activity.

Section 1.14         eOn Sub Office Space. Cortelco agrees to provide office space for Steve Swartz, as President of eOn Sub during the Term of this Agreement to conduct the activities of eOn Sub during the Term of this Agreement.

Article II.
STANDARD OF CARE; INDEMNIFICATION OF CORTELCO

Section 2.01         Standard of Care. Cortelco agrees to provide the Fulfillment Services in accordance with the same standard of care it conducts its own activities, consistent with past practice. Cortelco shall not be liable to eOn Sub in connection with providing the Fulfillment Services, unless it has acted with gross negligence or willful intent in providing or in failing to provide the Fulfillment Services.

Section 2.02         Indemnification.

(a)          Each party hereto (each, an “Indemnifying Party”) shall indemnify and hold each other party hereto, its affiliates and each of its successors and assigns, and its officers, directors, employees and agents (each, an “Indemnified Party”) from and against any damages, losses, expenses, fees, including reasonably attorneys’ fees, or other losses (collectively, “Damages” such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to: (i) any breach by an Indemnifying Party hereto of any of its representations, warranties, covenants or agreements contained in this Agreement and/or (ii) any fraud committed by the willful breach of this Agreement by such Indemnifying Party.

(b)          To the extent any action may be brought in connection with the Products naming Cortelco as a defendant, to the extent allowed under law, eOn Sub shall indemnify and hold Cortelco and its officers and directors harmless from any liability, cost, or expense incurred by such action, and to the extent permitted under the Lines or any other agreements entered into between eOn Sub and the suppliers of the Products, shall include Cortelco as an additional indemnified party with respect to any indemnification provided by a Product supplier or manufacturer.

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Article III.
compensation

Section 3.01         Monthly Fee for Fulfillment Services. In consideration of the Fulfillment Services to be provided by Cortelco to eOn Sub, Cortelco shall be entitled to a monthly payment of the lesser of (i) $10,000.00 per month or (ii) actual costs incurred by Cortelco in providing such Fulfillment Services for such month.

Section 3.02         Additional Compensation. In addition to the monthly fees provided for in Section 3.01 above, Cortelco shall be entitled to retain all of the fees paid pursuant to the PTD Agreement for Fulfillment Services, less any adjustment which may be necessary to avoid duplicate payments to Cortelco related to labor or other services for which Cortelco may have already been compensated in connection with the Products.

Section 3.03         Offset of Fees. Cortelco may offset the fees and compensation provided for in this Article (the “Fulfillment Fees”) against the amounts received by Cortelco from third parties on behalf of eon Sub in connection with providing the Fulfillment Services. Any amounts due in excess of the amounts received on a monthly basis from third party distributors will be invoiced to eOn Sub, and eOn Sub agrees to pay such invoiced amounts within thirty days of receipt of invoice. Other than the Fulfillment Fees, Cortelco will not withhold any sum whatsoever, for any reason, from the amounts payable to eOn Sub received from distributors or other parties in connection with the Fulfillment Services being provided pursuant to this Agreement.

Article IV.
TERM; TERMINATION

Section 4.01          Term. This Agreement shall commence on the Effective Date and expire and terminate March 1, 2015 (the “Expiration Date”), unless earlier terminated as set forth in this Article IV, or unless extended and renewed upon the mutual agreement of the parties hereto (the “Term”).

Section 4.02          Termination. This Agreement shall terminate prior to the Expiration Date in the event any of the following occurs.

(a)          eOn Sub may in its sole discretion, with 60-days’ prior written notice to Cortelco, terminate this Agreement at any time after November 31, 2014;

(b)          Should at any time during the Term a supplier of the Products for any reason cease to supply Product to eOn Sub, then eOn Sub shall have the right to either terminate the relevant portions of this Agreement with Cortelco, or with Cortelco’s consent, renegotiate the terms of this Agreement to reflect the then current conditions; or

(c)          by written notice by a party, if there has been a breach by the other party of its obligations under this Agreement and the breaching party fails to cure such breach within 30 days after notice thereof.

Section 4.03         Effect of Termination. Upon expiration or termination of this Agreement, Cortelco will transfer all inventory in Cortelco’s possession that is owned by eOn Sub or PTD to eOn Sub together with all customer records and information necessary for eOn Sub for take on the role of providing the services for the Products previously provided by Cortelco to eOn Sub. There shall be no liability on the part of any party hereto after termination or expiration of this Agreement; provided that nothing herein shall relieve any party from liability for any fraud or breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

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Article V.
Representations and Warranties

Each party to this Agreement represents to each other party as follows:

Section 5.01         Organization, Standing. It is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement, and to carry out the terms hereof and thereof. It is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, business operations, results of its operations or prospects taken as a whole and/or prevent the completion of the transactions contemplated hereby (a “Material Adverse Effect”).

Section 5.02         Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement has been duly authorized by its Board of Directors and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been validly and appropriately taken.

Section 5.03         Compliance with Laws and Instruments. Its business and operations have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a Material Adverse Effect. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement: (a) will not cause it to violate or contravene (i) any provision of applicable law, (ii) any rule or regulation of any agency or government having jurisdiction over it or its property or assets, (iii) any order, judgment or decree of any court applicable to it or its property or assets, or (iv) any provision of its Certificate of Incorporation or Bylaws, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which it is a party or by which it or any of its properties is bound or affected, except (i) as to which it may obtain a consent which will have been obtained on or prior to the Effective Date and (ii) as would not have a Material Adverse Effect and (c) will not result in the creation or imposition of any lien upon any property or asset of it. It is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not have a Material Adverse Effect.

Section 5.04         Binding Obligations. This Agreement constitute the legal, valid and binding obligations of it and are enforceable against it in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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Article VI.
MISCELLANEOUS

Section 6.01         Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

Section 6.02         Waiver. Any party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties by such other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.03         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to eOn Sub, to:

eOn Subsidiary, Inc.

1703 Sawyer Road

Corinth, Mississippi 38829
Attention: Stephen Swartz

Facsimile:

E-mail:

(b)	if to Cortelco to:

Cortelco, Inc.

1703 Sawyer Road

Corinth, Mississippi 38829

Attention: James Hopper

Facsimile:

E-mail: hopper@cortelco.com

Section 6.04         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any assignment without such consent shall be null and void.

Section 6.05         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware.

Section 6.06         Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

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Section 6.07         Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6.08         Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the parties with respect to such subject matter.

Section 6.09         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 6.10         Third Parties. Except for the rights of the Indemnified Parties pursuant to Section 2.02, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

eON SUBSIDIARY, INC.

By:
Name:
Title:

CORTELCO, INC.

By:
Name:
Title:

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